UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 13, 2023

AMPLIFY ENERGY CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35512	82-1326219
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Dallas Street, Suite 1700 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 490-8900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b):

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AMPY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On April 13, 2023, the board of directors (the “Board”) of Amplify Energy Corp. (the “Company”) appointed James Frew, age 45, to serve as Senior Vice President and Chief Financial Officer of the Company, effective April 17, 2023.

James Frew was appointed Senior Vice President and Chief Financial Officer on April 14, 2023. Prior to joining Amplify, Mr. Frew was a partner at Sentinel Petroleum from March 2022 to April 2023. Previously, Mr. Frew served as Executive Vice President and Chief Financial Officer of Riviera Resources, Inc. from August 2018 to October 2020, and as Linn Energy’s Vice President of Marketing and Midstream from May 2014 to August 2018 and Director of Business Development, Strategy and Planning from May 2011 to May 2014. From August 2002 to May 2011, Mr. Frew held several roles in the Natural Resources division of the J.M. Huber Corporation. Mr. Frew started his career as a management consultant at the Parthenon Group. Mr. Frew holds a Bachelor of Arts in Economics and Political Science from Williams College.

Mr. Frew was not appointed pursuant to any arrangement or understanding with any other person, and there are no transactions with Mr. Frew that would be reportable under Item 404(a) of Regulation S-K.

Employment Agreement

On April 17, 2023, the Company entered into an employment agreement with Mr. Frew (the “Employment Agreement”), effective April 17, 2023 (the “Effective Date”). The Employment Agreement and related arrangements provide Mr. Frew with an initial base salary of $364,000 per year (“Base Salary”); an annual bonus opportunity (the “Annual Bonus”) (targeted at 70% of his annual base salary) (the “Target Bonus”) for each complete calendar year Mr. Frew is employed by the Company; the potential to receive additional long-term incentive compensation awards as determined in the Board’s discretion; the right to participate in the benefit plans, programs and arrangements available to the Company’s other senior executives generally, subject to the terms and conditions of such plans, programs and arrangements; and reimbursement for his business expenses incurred during the employment term in accordance with the Company’s policies and practices in effect from time to time. Additionally, Mr. Frew received a grant of time-based restricted stock units (“RSUs”) and performance-based RSUs under the Amplify Energy Corp. Equity Incentive Plan with an approximate aggregate grant date value equal to 200% of Mr. Frew’s Base Salary, in accordance with the Company’s standard time-based RSU and performance-based RSUs award agreements.

Upon any termination of employment with the Company, Mr. Frew will be entitled to: (i) his accrued but unpaid Base Salary as of the termination date, (ii) any unreimbursed business expenses incurred through the termination date, and (iii) any payments and benefits to which he may be entitled under any benefit plans, programs, or arrangements (collectively, the “Accrued Obligations”).

In the event of a termination of Mr. Frew’s employment by the Company without “cause” (as defined below) or by Mr. Frew for “good reason” (as defined below), then in addition to the Accrued Obligations and subject to his timely execution and non-revocation of a general release of claims and continued compliance with the restrictive covenants, Mr. Frew will be entitled to: (i) any earned but unpaid Annual Bonus for the preceding calendar year (the “Actual Full Year Bonus”); (ii) a pro-rated Annual Bonus in respect of the calendar year of termination, with the amount determined based on actual results for such calendar year (the “Pro-Rated Bonus”); (iii) (A) if the termination date occurs on or prior to the first anniversary of the Effective Date, an amount equal to Mr. Frew’s annual Base Salary as in effect on the day before the termination date, and (B) if the termination occurs after the first anniversary of the Effective Date, an amount equal to 200% Mr. Frew’s annual Base Salary as in effect on the day before the Termination Date, in each case, payable in substantially equal installments in accordance with the Company’s regularly scheduled payroll practices for a period of 12 months, following the Termination Date; and (iv) up to 12 months of continued health insurance benefits under the Company group health plan (at the employee rate), subject to his continued eligibility for COBRA coverage and terminable if he obtains other employment offering group health plan coverage.

If Mr. Frew’s employment with the Company is terminated due to his death or “disability” (as defined in the Employment Agreement), then in addition to the Accrued Obligations, Mr. Frew will be entitled to the Actual Full Year Bonus and the Pro-Rated Bonus.

For purposes of the Employment Agreement, the Company will have “cause” to terminate Mr. Frew’s employment upon the occurrence of any of his: (i) conviction of a felony, or plea of guilty or nolo contendere to, any felony or any crime of moral turpitude; (ii) repeated intoxication by alcohol or drugs during the performance of his duties; (iii) embezzlement or other willful and intentional misuse of any of the funds of the Company or its direct or indirect subsidiaries, (iv) commission of a demonstrable act of fraud; (v) willful and material misrepresentation or concealment on any written reports submitted to the Company or its direct or indirect subsidiaries; (vi) material breach of the Employment Agreement; (vii) failure to follow or comply with the reasonable, material and lawful written directives of the Board; or (viii) conduct constituting his material breach of the Company’s then current code of conduct or similar written policy, which has been provided to Mr. Frew.

For purposes of the Employment Agreement, Mr. Frew will have “good reason” to terminate his employment with the Company upon the occurrence of any of the following without his written consent: (i) a relocation of his principal work location to a location more than 40 miles from its then current location; (ii) a reduction in his then current Base Salary or Target Bonus, or both; (iii) a material breach of any provision of the Employment Agreement by the Company; or (iv) any material reduction in his title, authority, duties, responsibilities or reporting relationship from those in effect as of the Effective Date, except to the extent such reduction occurs in connection with his termination of employment for “cause” or due to his death or “disability”.

The Employment Agreement provides for a Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) “best-net” cutback, which would cause an automatic reduction in any payments or benefits Mr. Frew would receive that constitute parachute payments within the meaning of Section 280G of the Code, in the event such reduction would result in Mr. Frew receiving greater payments and benefits on an after-tax basis.

The Employment Agreement subjects Mr. Frew to non-competition, non-solicitation and non-interference restrictive covenants that apply during the employment term and for 12 months thereafter, as well as assignment of inventions, perpetual mutual non-disparagement covenant and perpetual confidentiality covenant.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2023.

Item 8.01	Other Events.

On April 17, 2023, the Company issued a press release announcing, among other things, Mr. Frew’s appointment as Senior Vice President and Chief Financial Officer of the Company. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description
99.1	Press Release, dated April 17, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 17, 2023	AMPLIFY ENERGY CORP.

	By:	/s/ Martyn Willsher
		Name:	Martyn Willsher
		Title:	President and Chief Executive Officer